Exhibit 5

May 15, 2008	Ropes & Gray LLP

Green Mountain Coffee Roasters, Inc.

33 Coffee Lane

Waterbury, Vermont 05676

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of an aggregate of 910,000 shares of Common Stock, $0.10 par value (the “Shares”), of Green Mountain Coffee Roasters, Inc., a Delaware corporation (the “Company”) of which (i) 700,000 are issuable under the Company’s 2006 Incentive Plan (the “Plan”) and (ii) 210,000 are issuable upon the exercise of that certain stock option awarded to Lawrence J. Blanford as an inducement to his accepting employment with the Company pursuant to the terms of employment agreed upon on May 3, 2007, which were subsequently memorialized in the employment agreement by and between Lawrence J. Blanford and the Company, dated as of September 26, 2007.

We are familiar with the actions taken by the Company in connection with the adoption of the Plan. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933.

It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP